Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Alteon Inc. on Form S-3 of our report, which includes an explanatory paragraph relating to Alteon Inc.’s ability to continue as a going concern, dated January 31, 2006 on our audits of the financial statements of Alteon Inc. as of and for the years ended December 31, 2005 and 2004, which report is included in the Company’s 2005 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 25, 2006